Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement (No.333-160463) on Form S-11 of Resource Real Estate Opportunity REIT, Inc. of our report dated June 12, 2012, relating to our audit of the Bristol Apartments Statement of Revenue and Certain Operating Expenses for the year ended December 31, 2011 included in the Form-8-K/A filed with the SEC on June 12, 2012 and incorporated by reference in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Philadelphia, PA

July 13, 2012